Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: William C. Roberts Vice President, Corporate Communications Phone (610) 321-6288 Robert A. Doody Assistant Director, Investor Relations Phone (610) 321-6290

VIROPHARMA ANNOUNCES APPROVAL OF MODERNIZED LABELING FOR VANCOCIN® (VANCOMYCIN HYDROCHLORIDE, USP) CAPSULES

– Modernized Label Provides Safety and Efficacy Data Based on Clinical Studies –

– Company Provides Citizen Petition and Litigation Updates –

Exton, PA, December 14, 2011 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the modernization of labeling for Vancocin® (vancomycin hydrochloride, USP) Capsules made effective through the U.S. Food and Drug Administration’s (FDA) approval of a supplemental new drug application (sNDA). The company also provided updates on ViroPharma’s ongoing citizen petition and litigation with the FDA regarding Vancocin.

Vancocin Labeling Changes

Through the sNDA approval, Vancocin’s label for the first time includes clinical safety and efficacy data for Vancocin in treating currently circulating strains of Clostridium difficile, including the BI/NAP1 strain. Vancocin’s labeling now includes important safety and efficacy data from 260 patients with C. difficile associated diarrhea (CDAD) treated with Vancocin in two pivotal studies of Genzyme Corporation’s investigational drug, tolevamer. The Vancocin arm of the trials provides important information to help ensure appropriate use of Vancocin. ViroPharma purchased exclusive rights to the two studies from Genzyme for which it will pay Genzyme royalties of 10 percent, 10 percent and 16 percent on net sales of Vancocin for the three year period following the approval of the sNDA.

“This new label provides physicians a better understanding about how to treat and monitor patients suffering from the serious and often life threatening infections that require oral Vancocin therapy,” said Vincent Milano, ViroPharma’s president and chief executive officer.

Exclusivity Incentives for Antibiotic Treatments

As a result of today’s sNDA approval, ViroPharma believes Vancocin meets the requirements for, and thus has, three years of exclusivity, and that generic vancomycin capsules will not be approved during this period. Under FDA’s regulations, labeling changes based on new clinical investigations that are essential to approval of the SNDA and to which the applicant has exclusive rights may be entitled to three years of exclusivity, and generic drug labeling cannot include information protected by such three-year exclusivity. A generic may seek approval by omitting labeling protected by three-year exclusivity; however, if such omissions render the generic drug less safe or effective, it cannot be approved until the three-year exclusivity expires.

In keeping with FDA efforts to facilitate antibiotic approvals as well as preserve the safety and efficacy of current treatments, today’s sNDA approval following ViroPharma’s investment in the Genzyme data accomplishes an objective of the law to incent private industry to address a serious public health need—modernizing old antibiotic labeling. The modernized label approved by the FDA contains important new information for prescribers and patients, including:

•	Clinical safety and efficacy data of Vancocin capsules, including efficacy data for the more lethal, epidemic BI/NAP1 strain;

•	An instruction to monitor renal function in all patients;

•	An instruction that elderly patients should not be prematurely discontinued from treatment, or switched to other therapies; and

•	A specific dosing regimen for CDAD.

ViroPharma believes that attempting to omit Vancocin labeling changes protected by exclusivity would render generic versions of Vancocin less safe and effective. These and other issues regarding the modernized Vancocin labeling and its impact on generic vancomycin applications will be detailed in an upcoming filing to the Vancocin citizen petition. Ultimately, the decision on a grant of three-year exclusivity and its effect on generic vancomycin capsule approvals resides with the FDA.

Citizen Petition Update

Parallel efforts regarding generic vancomycin capsules include ViroPharma’s 2006 citizen petition, which has yet to be answered by FDA. Some recent issues raised in the petition include:

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The work of Omar Vesga, M.D, of the Section of Infectious Diseases at University of Antioquia Medical School and Hospital Universitario San Vicente de Paul in Medellin, Colombia, substantiating the concerns of infectious disease experts that generic vancomycin capsules should not be approved without demonstrating in vivo efficacy. Vesga showed generic intravenous vancomycin products, despite meeting all standard tests of generic equivalence, nonetheless fail in vivo (Generic Vancomycin Products Fail In Vivo despite Being Pharmaceutical Equivalents of the Innovator; Omar Vesga, et al.; Antimicrob. Agents Chemother. August 2010 vol. 54 no. 8 3271-3279). This demonstration of generic inequivalence with the simple IV formulations of vancomycin supports the need to require that the more complicated generic vancomycin capsules demonstrate in vivo efficacy.

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The United States Pharmacopeia (USP) agrees with ViroPharma that a modern assay to measure vancomycin capsule dissolution is needed: (http://www.usp.org/USPNF/notices/modernizationofMicrobialAssayProcedures.html). ViroPharma has explained how without such an assay, FDA’s proposed in vitro bioequivalence method for generic vancomycin capsules is unworkable, thus preventing the approval of generic vancomycin capsules.

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FDA Advisory Committee experts emphasized the need for particularly rigorous inspections and cGMP compliance for generic vancomycin capsules approved via FDA’s in vitro method. (ViroPharma Incorporated Letter to FDA in re: August 4 meeting of FDA Advisory Committee, Docket No. FDA-2009-N-0664-0047 (Oct 6, 2009)). Vesga’s work further underscores the importance of such measures, but to date FDA has not indicated it will accede to the advice of its Advisory Committee experts.

Litigation Update

ViroPharma has two suits pending against FDA regarding Vancocin. A Freedom of Information Act (FOIA) suit seeking the administrative record of FDA’s development of in vitro dissolution as a bioequivalence method for generic vancomycin capsules is currently pending decision in federal district court. ViroPharma also filed an Administrative Procedure Act (APA) suit alleging that FDA’s in vitro bioequivalence method for generic vancomycin capsules is flawed under the APA. Oral arguments on the district court’s procedural dismissal of this suit are currently scheduled for January 13, 2012 before the United States Court of Appeals for the District of Columbia Circuit.

About Vancocin® (vancomycin hydrochloride, USP) Capsules

Vancocin is indicated for the treatment of C. difficile-associated diarrhea (CDAD). Vancocin is also used for the treatment of enterocolitis caused by Staphylococcus aureus (including methicillin-resistant strains). Vancocin is contraindicated in patients who have experienced a hypersensitivity to vancomycin. Vancocin must be given orally for treatment of staphylococcal enterocolitis and CDAD. Orally administered Vancocin is not effective for other types of infections. Clinically significant serum concentrations have been reported in some patients who have taken multiple oral doses of Vancocin for active CDAD. Monitoring of serum concentrations may be appropriate in some instances.

Nephrotoxicity has occurred following oral Vancocin therapy and can occur either during or after completion of therapy. The risk is increased in geriatric patients. Monitor renal function. Ototoxicity has occurred in patients receiving Vancocin. Assessment of auditory function may be appropriate in some instances. Prescribing Vancocin in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. In clinical trials, the most common adverse reactions (greater than or equal to 10 percent) were nausea (17 percent), abdominal pain (15 percent), and hypokalemia (13 percent). Patients over 65 years of age may take longer to respond to therapy compared to patients less than 65 years of age. Clinicians should be aware of the importance of appropriate duration of Vancocin treatment in patients over 65 years of age and not discontinue or switch to alternative treatment prematurely.

For Vancocin prescribing information, please visit http://www.viropharma.com/products/vancocin.aspx

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, adrenal insufficiency, and C. difficile-associated diarrhea (CDAD). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, and CDAD; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

ViroPharma Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including our belief that Vancocin meets the requirements for, and thus has received, three years of exclusivity and that the protected labeling cannot be omitted by a generic manufacturer prior to the expiration of the three year exclusivity period. There can be no assurance that: the FDA will confirm our belief that Vancocin meets the requirements for, and thus has received, three years of exclusivity, through listing an exclusivity code in the Approved Drug Products with Therapeutic Equivalence Evaluations (The Orange Book), that even if FDA agrees that the label changes contained in our approved sNDA warrant exclusivity that the FDA would agree that omission of the protected labeling would render generic versions of Vancocin less safe and effective, the FDA will agree with the positions stated in ViroPharma’s Vancocin-related submissions or that ViroPharma’s efforts to oppose the FDA’s bioequivalence recommendation for Vancocin through in vitro dissolution testing will be successful or that the courts reviewing the pending Vancocin related litigation will agree with our positions. In the event that the FDA does not grant three years of exclusivity in connection with the information updating our label through the approved sNDA, or decides that such protected labeling can be omitted from the label of a generic product, we cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If the FDA does not grant such three year exclusivity, or if exclusivity is granted and a generic manufacturer is nonetheless permitted to omit the protected data, and we are unable to change the FDA’s bioequivalence recommendation for Vancocin, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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